Exhibit 99.1
For further information, contact:

Ashley M. Ammon Integrated Corporate Relations for TRM Corporation Office: (203) 682-8200
TRM Corporation Announces Corporate Restructuring and Reports
Preliminary Third Quarter 2006 Financial Results
PORTLAND, Oregon, November 14, 2006 — TRM Corporation (NASDAQ: TRMM) today announced a corporate restructuring and reported preliminary financial results for the third quarter ended September 30, 2006.
Corporate Restructuring Plan
TRM Corporation is implementing a corporate restructuring plan that seeks to significantly alter the Company’s cost structure, allow for fulfillment of current debt obligations, and utilize strategic relationships to lower the fixed costs of operations.
The restructuring plan involves an initial controllable SG&A reduction of approximately 15%, primarily in the U.S. operations. This initial reduction is to be followed by a broader restructuring involving the division of the Company’s two principal lines of business in the U.S. The Company believes that the restructuring will result in further cost savings, principally in a reduction of headcount in the ATM service division. The Company is working to help ensure that these service employees be absorbed by third-party service providers that will contract with TRM Corporation to service the Company’s ATMs.
The Company expects to recognize a $2.4 to $2.7 million one-time charge related to headcount reduction, and expects to recognize other restructuring-related costs as it proactively reduces uneconomical facilities. The Company expects that the initial cost saving measures will be instituted before the year end with the broader corporate restructuring completed in approximately four to six months.
Management will further discuss the restructuring plan on today’s conference call. The call will be webcast live over the Internet from the Company’s website at http://www.trm.com/webcasts.shtml. The call will also be accessible over the phone by dialing 800-798-2801 (United States/Canada) or 617-614-6205 (all other countries), conference call code 93471017.
Preliminary Third Quarter Financial Results
As previously disclosed in our filing with the Securities and Exchange Commission pursuant to Rule 12b-25, the Company has determined that its goodwill and certain other long-lived assets were impaired as of September 30, 2006. The Company is completing its analysis of the amount of such impairment. The amount of the impairment that has been determined by the Company, and is used to derive the financial information presented in this press release, is tentative and preliminary, and may require material adjustment. The Company does not believe that adjustments arising from the completion of the impairment analysis will impact the Company’s cash, cash flows from operations, revenues, net revenues, cost of goods sold or gross profit. However, because the financial information herein does not include the potential effects of any adjustments which may result from completion of the impairment analysis, the financial information presented in this press release is preliminary and subject to adjustment, which adjustment could be material.
Third Quarter Financial Results
During Q3 2006 consolidated sales were $51.1 million, compared to $57.9 million in Q3 2005 and compared to $52.8 million in Q2 2006. Consolidated net sales were $26.8 million in Q3 2006, a 3% decline from $27.5 million in Q2 2006, and down 11% from $30.2 million in the prior year period.
During Q3 2006, TRM Corporation recorded preliminary non cash impairment charges of $96.8 million. These charges reflect the following:
•	$70.2 million goodwill writedown, reflecting a continued decline in sales and operating margins in the Company’s ACI ATM portfolio.

•	$22.9 million impairment charge, to reduce the estimated fair value of the intangible assets other than goodwill associated with the acquisition of the ACI ATM portfolio.

•	$2.3 million impairment charge to reduce Canadian photocopy equipment to its estimated fair value.

•	$1.4 million impairment charge to reduce U.S. photocopy equipment to its estimated fair value.
Adjusted EBITDA in Q3 2006 was $2.7 million compared to adjusted EBITDA in Q2 2006 of $6.8 million. Adjusted EBITDA for the nine months ending September 30, 2006 includes the gain of $1.9 million related to the sale of TRM Copy Centres (U.K.) Limited, which includes a $2.2 million gain in Q2 2006 and approximately $286,000 of costs recognized in Q3 2006 (See Attachment: Adjusted EBITDA Reconciliation).
In Q3 2006, gross profit was $8.7 million, a sequential decline from $9.5 million during Q2 2006, and compared to $12.2 million in Q3 2005. The Company reported an operating loss of $99.3 million in Q3 2006, compared to an operating loss of $2.2 million in Q2 2006 and compared to operating income of $1.2 million in Q3 2005.
Net loss was $101.2 million, or $5.92 per diluted share in Q3 2006, compared to a net loss of $4.5 million, or $0.26 per diluted share in Q2 2006, and compared to net income of $318,000, or $0.02 per diluted share in Q3 2005.
Interest expense decreased to $2.8 million in Q3 2006 from $3.6 million in Q2 2006. Interest expense for Q2 2006 includes costs relating to a forebearance agreement by our previous lender.
TRM Corporation had 17.1 million diluted shares outstanding in Q3 2006 compared to 14.8 million in Q3 2005.

SEGMENT HIGHLIGHTS
ATM

($ millions)	Q3 2006	Q3 2005	% Change	Q2 2006	% Change

Sales	$43.6	$49.6	(12%)	$44.2	(1%)
Discounts	23.1	26.2	(12%)	23.8	(3%)
Net Sales	20.5	23.4	(12%)	20.4	0%
Gross Profit	6.9	9.9	(30%)	7.3	(5%)
Operating Income (loss)	(93.8)	3.4		0.1
Gross Margin (% net sales)	33.7%	42.4%		35.6%
Operating Margin (% net sales)	(457.2%)	14.5%		0.7%

ATM Sales Drivers:
Average monthly number of transacting ATMs	17,588	19,776	(11%)	17,960	(2%)
Total withdrawals (millions)	17.8	20.0	(11%)	18.0	(1%)
Withdrawal transactions per unit per month	338	337	—	334	1%
Transaction based sales per transaction	$2.31	$2.28	1%	$2.30	—
Transaction based sales per unit per month	$781	$768	2%	$768	2%
On a sequential basis from Q2 2006 to Q3 2006, ATM sales declined 1% to $43.6 million from $44.2 million. Net sales of $20.5 million was roughly flat compared to $20.4 million in Q2 2006, and was commensurate with ATM sales volume levels from Q2 to Q3. Sales performance reflects continued attrition and the sequential and year over year decline in average monthly number of transacting ATMs. Withdrawal transactions per unit and sales per unit and per transaction improved in Q3 2006, reflecting the consistent health of the Company’s legacy ATM sites.
The Company reported gross profit of $6.9 million, a sequential and year over year decline, reflecting continued increases in vault cash and armored car costs. Additionally, operating income performance in Q3 2006 includes non-cash charges of $93.1 million for a goodwill writedown and impairments from the ACI ATM acquisition.

PHOTOCOPY*

($ millions)	Q3 2006	Q3 2005	% Change	Q2 2006	% Change

Sales	$7.5	$8.3	(10%)	$8.6	(13%)
Discounts	1.2	1.4	(14%)	1.5	(20%)
Net Sales	6.3	6.9	(9%)	7.1	(11%)
Gross Profit	1.8	2.3	(22%)	2.3	(22%)
Operating Income (Loss)	(3.5)	0.2		0.2
Gross Margin (% net sales)	28.4%	33.4%		31.7%
Operating Margin (% net sales)	(55.9%)	3.5%		3.1%

Photocopy Sales Drivers:
Average monthly number of photocopiers	20,092	21,093	(5%)	20,493	(2%)
Total photocopies (millions)	83.1	100.8	(18%)	88.7	(6%)
Copies per unit per month	1,379	1,593	(13%)	1,442	(4%)
Sales per copy	$0.091	$0.082	11%	$0.097	(6%)
Sales per unit per month	$125	$131	(5%)	$140	(11%)

*	All quarters exclude results of TRM Copy Centres (U.K.) Limited
On a sequential basis from Q2 2006 to Q3 2006, photocopy sales declined 13%, to $7.5 million. Net sales were $6.3 million in Q3 2006 compared to $7.1 million in Q2 2006 and $6.9 million in Q3 2005. Results reflect fewer photocopy units in operation as well as lower volume on a per unit basis.
Gross profit during Q3 2006 was $1.8 million, compared to $2.3 million in both Q2 2006 and Q3 2005.
Operating loss was $3.5 million, which includes a $3.7 million non-cash charge to adjust the carrying value of photocopy equipment in the U.S. and Canada.

Recent Events
As of September 30, 2006, our financial performance caused us to not be in compliance with three of the covenants in our syndicated loan agreement: the minimum amount of consolidated EBTIDA (annualized), the consolidated leverage ratio and the consolidated fixed charge coverage ratio. Our lenders have the right to seek to accelerate the loan under the operative loan documents, but they have not done so nor have they sought to exercise other remedies. We have been working diligently with our lenders to reach an agreement with our lenders that would waive the defaults and restructure the terms of our loan documents. At this time, we have reached an agreement in principle with the lenders subject to negotiating documentation that is agreed to by the lenders. The Company anticipates that such documentation will be complete within approximately one week.
About TRM
TRM Corporation is a global consumer services company that provides convenience ATM and photocopying services in high-traffic consumer environments. TRM’s ATM and copier customer base is widespread, with retailers throughout the United States and an extensive network of ATM and copier units worldwide. TRM has the second largest non-bank ATM network in the United States and the United Kingdom, as well as ATM locations throughout Canada, Northern Ireland and Germany.
FORWARD LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as our ability to execute successfully our restructuring plan; our ability to complete the amendment of our syndicated loan agreements; consumer demand for our services; access to capital; maintaining satisfactory relationships with our banking partners; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our planned growth. Additional information on these factors, which could affect our financial results, is included in our SEC filings. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.
-Attachments 1, 2 and 3 follow-
# # # #

Attachment 1
TRM CORPORATION
Consolidated Results of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Nine months ended
	9-30-05	6-30-06	9-30-06	9-30-05	9-30-06
Sales	$57,916	$52,833	$51,138	$175,495	$155,900
Less discounts	27,677	25,296	24,312	80,952	73,456

Net sales	30,239	27,537	26,826	94,543	82,444

Cost of sales:
Cost of vault cash	2,612	2,681	2,987	7,126	7,879
Other	15,425	15,332	15,127	43,955	44,865

Gross profit	12,202	9,524	8,712	43,462	29,700

Selling, general and administrative expense	10,906	11,622	11,228	32,062	33,945
Impairment charges	—		93,118	—	93,118
Equipment write-offs	54	83	3,661	166	3,887

Operating income (loss)	1,242	(2,181)	(99,295)	11,234	(101,250)

Interest expense:
Interest expense and amortization of debt issuance costs	2,642	3,596	2,765	7,661	8,623
Loss on early extinguishment of debt	—	3,477	—	—	3,477
Other expense (income), net	(1,458)	(1,252)	(289)	(2,375)	(1,830)

Income (loss) from continuing operations before income taxes	58	(8,002)	(101,771)	5,948	(111,520)

Provision (benefit) for income taxes	(394)	(2,465)	(715)	1,627	(3,514)

Income (loss) from continuing operations	452	(5,537)	(101,056)	4,321	(108,006)

Discontinued operations:
Gain (loss) from operations of discontinued UK photocopier company (including gain on disposal of $1,900 in the nine months ended September 30, 2006)	(191)	1,834	(286)	(171)	1,347
Provision (benefit) for income taxes	(57)	794	(102)	(680)	577

Gain (loss) from discontinued operations	(134)	1,040	(184)	509	770

Net income (loss)	$318	$(4,497)	$(101,240)	$4,830	$(107,236)

BASIC AND DILUTED PER SHARE INFORMATION:

Income (loss) from continuing operations	$452	$(5,537)	$(101,056)	$4,321	$(108,006)
Preferred stock dividends	—	—	—	(147)	—
Income allocated to Series A preferred shareholders	—	—	—	(57)	—

Net income (loss) from continuing operations available to common shareholders	$452	$(5,537)	$(101,056)	$4,117	$(108,006)

Weighted average common shares outstanding	14,041	17,046	17,102	13,809	17,007
Weighted average common shares assuming dilution	14,771	17,046	17,102	14,644	17,007

Net income (loss) per share:
Basic
From continuing operations	$0.03	$(0.32)	$(5.91)	$0.30	$(6.35)
Discontinued operations	(0.01)	0.06	(0.01)	0.03	0.04

Net income (loss)	$0.02	$(0.26)	$(5.92)	$0.33	$(6.31)

Diluted
From continuing operations	$0.03	$(0.32)	$(5.91)	$0.29	$(6.35)
Discontinued operations	(0.01)	0.06	(0.01)	0.03	0.04

Net income (loss)	$0.02	$(0.26)	$(5.92)	$0.32	$(6.31)

Attachment 2
TRM Corporation
Consolidated Balance Sheet
(in thousands)
(unaudited)

	December 31,	September 30,
	2005	2006
Assets

Current assets:
Cash and cash equivalents	$9,708	$7,867
Accounts receivable, net	13,231	11,590
Income taxes receivable	211	215
Inventories	1,930	2,413
Prepaid expenses and other	3,610	4,024
Deferred tax asset	1,036	—
Restricted cash — TRM Inventory Funding Trust	74,962	84,723

Total current assets	104,688	110,832

Equipment, less accumulated depreciation and amortization	71,709	62,385
Deferred tax asset	1,631	—
Goodwill	118,875	49,509
Other intangible assets, less accumulated amortization	43,044	15,521
Other assets	1,835	1,535

Total assets	$341,782	$239,782

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$13,218	$14,714
Accrued expenses	14,940	7,581
Term loans and line of credit	91,605	94,917
TRM Inventory Funding Trust note payable	73,269	82,940
Current portion of obligations under capital leases	828	278

Total current liabilities	193,860	200,430

Obligations under capital leases	686	—
Deferred tax liability	5,430	1,680
Other long-term liabilities	380	382

Total liabilities	200,356	202,492

Minority interest	1,500	1,500

Shareholders’ equity:
Common stock	131,545	132,591
Additional paid-in capital	63	63
Accumulated other comprehensive income	2,884	4,938
Retained earnings (deficit)	5,434	(101,802)

Total shareholders’ equity	139,926	35,790

Total liabilities and shareholders’ equity	$341,782	$239,782

Attachment 3
TRM Corporation
Adjusted EBITDA Reconciliation
(in thousands — USD)
(unaudited)

	Three months ended			Nine months ended
	9-30-05	6-30-06	9-30-06	9-30-05	9-30-06
Net income (loss)	$318	$(4,497)	$(101,240)	$4,830	$(107,236)
Add:
Interest expense	2,668	3,610	2,787	7,767	8,675
Loss on early extinguishment of debt	—	3,477	—	—	3,477
Provision (benefit) for income taxes	(451)	(1,671)	(817)	947	(2,937)
Depreciation and amortization	5,116	5,069	5,046	14,826	15,097
Equipment write-offs	54	83	3,661	175	3,929
Impairment charges	—	—	93,118	—	93,118

EBITDA	7,705	6,071	2,555	28,545	14,123

Non-cash stock compensation expense	—	711	160	—	955

Adjusted EBITDA	$7,705	$6,782	$2,715	$28,545	$15,078

Note: Our Adjusted EBITDA calculation is based upon the definition of EBITDA in the loan documents governing our loan facility entered into in June 2006.